Exhibit 99.1

Investor Contact:	Company Contact:
Andrew Blazier, Senior Associate	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com

TRC Announces Fourth-Quarter Fiscal 2016 Financial Results

Acquisition integration and record cash flow conclude transformative year

Lowell, MA, Aug. 31, 2016 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, environmental consulting and construction-management services to the energy, environmental, infrastructure and oil and gas markets, today announced financial results for the fiscal fourth quarter and year ended June 30, 2016.

“Fiscal 2016 was a transformative and challenging year for TRC. In November we acquired the Willbros Professional Services (WPS) business and fully integrated it under very difficult market conditions. This transaction launched TRC as a leader of end-to-end project solutions in the midstream oil and gas markets. At the same time, we generated $48 million in positive cash flow for the year, paying down debt by $30 million and ending with $19 million of cash on the balance sheet,” said Chris Vincze, Chairman and Chief Executive Officer.

“From an earnings perspective, TRC’s fourth quarter trended in a positive direction, despite slowly improving conditions in the oil and gas markets. We had expenses related to the WPS acquisition of $2.8 million in the fourth quarter and $6.6 million for the full fiscal year. We also took a net $22.0 million, non-cash goodwill impairment charge for the full fiscal year,” Vincze continued. “In the fourth quarter of fiscal 2016, NSR increased 16% compared with the same period of fiscal 2015. Operating income for the fourth quarter of fiscal 2016 was down 4% compared to the prior period, but when adjusted for acquisition-related expenses was down 1%. For the full fiscal year, NSR was up 14% and operating income declined 96%. However, adjusted for acquisition-related expenses and the goodwill charge, operating income was down only 3%.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

	Three Months Ended			Year Ended
	June 30,	June 30,	%	June 30,	June 30,	%
(In millions, except per share data)	2016	2015	Change	2016	2015	Change

GAAP Results
Net service revenue(1)	$132.3	$114.6	16%	$465.1	$408.0	14%
Acquisition and integration expense	$2.8	$—	N/A	$6.6	$—	N/A
Depreciation	$1.8	$1.3	37%	$6.9	$5.8	19%
Amortization	$2.8	$0.9	217%	$7.8	$3.5	124%
Goodwill impairment	$(2.5)	$—	N/A	$22.0	$—	N/A
Operating income	$10.3	$10.7	-4%	$1.3	$30.7	-96%
Net income applicable to TRC Companies, Inc.	$5.9	$6.8	-13%	$0.0	$19.4	-100%
Diluted earnings per common share	$0.19	$0.22	-14%	$0.00	$0.63	-100%

Non-GAAP Results
EBITDA	$14.8	$12.9	15%	$16.1	$40.0	-60%
Tax effect of acquisition and integration expenses	$(1.1)	$—	N/A	$(2.4)	$—	N/A
Tax effect of goodwill impairment	$1.0	$—	N/A	$(8.5)	$—	N/A
Adjusted operating income(2)	$10.6	$10.7	-1%	$29.9	$30.7	-3%
Adjusted EBITDA(2)	$15.2	$12.9	18%	$44.6	$40.0	11%
Adjusted net income(2) (3)	$6.1	$6.8	-10%	$17.7	$19.4	-9%
Adjusted diluted earnings per common share(2) (3)	$0.20	$0.22	-9%	$0.56	0.63	-11%

(1)	TRC believes net service revenue (NSR) best reflects the value of services provided and is the most meaningful indicator of revenue performance.

(2)
Excludes acquisition and integration expenses of $2.8 million and $6.6 million and goodwill impairment charges of $(2.5) million and $22.0 million for the three and twelve months ended June 30, 2016, respectively.

(3)
Excludes goodwill impairment and acquisition related expense in note 2, net of an income tax benefit of $0.1 million and $10.9 million for the three and twelve months ended June 30, 2016, respectively.

Comments on Segment Results
“Our Energy segment experienced a 4% increase in NSR and 7% decline in segment profit compared to the fourth quarter of fiscal 2015,” Vincze added. “The increase in NSR was primarily the result of increased demand for electric transmission and distribution services, and the decline in segment profit was related to delays in the award of project tasks under a significant program management project in California. In our Infrastructure segment, transportation-related spending by our clients led to a 24% increase in segment NSR and a 32% increase in segment profit. The continued slowdown from certain oil and gas clients led to a 9% decline in NSR in our Environmental segment, while profit increased 3%, primarily due to project efficiencies and cost savings from staff reductions.

“The downturn in oil and gas markets continued to weigh on our Pipeline Services segment. NSR for the quarter was $20.8 million, and the segment experienced a loss of $3.2 million, including $2.1 million of amortization expenses and $2.3 million of acquisition integration expenses, primarily lease abandonment charges,” Vincze said. “We have made significant staff reductions and other cost improvements in this

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

segment, normalizing our platform to the current revenue streams. These cost reductions led to fourth quarter segment profit of $1.2 million, before amortization and acquisition integration expenses.”

Business Outlook
“The long-term prospects are favorable for all of our segments,” Vincze said. “In our Energy segment, demand from our utility clients, along with increased energy efficiency, testing and commissioning, and transmission project activity, will support growth. Increased state and federal government transportation spending continues to spur backlog growth in our Infrastructure segment. Our Environmental segment will continue to be affected by the slowdown from our oil and gas clients, but demand for services related to environmental remediation, construction, transaction support, the retirement of coal plants, and renewable energy should contribute to growth. Long-term fundamentals support future growth in our Pipeline Services segment, especially with regard to our integrity services, despite current headwinds. With the improvements we have made to our cost structure and balance sheet, we are ready to capitalize on expansion opportunities in all of our strategic markets.”

Conference Call Information / Reconciliation of Non-GAAP Metrics
TRC will webcast its financial results conference call today, Aug. 31, 2016 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. Those slides also contain a reconciliation of non-GAAP metrics utilized in this press release to GAAP metrics. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. A webcast replay will be available on the Company’s website for approximately one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, environmental consulting and construction management firm that provides integrated services to the energy, environmental, infrastructure and pipeline markets. TRC serves a broad range of commercial, industrial and government clients, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; capital availability and project investment by TRC’s clients; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and other factors included from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Gross revenue	$169,532	$149,087	$620,864	$546,117
Less subcontractor costs and other direct reimbursable charges	37,201	34,520	155,735	138,099
Net service revenue	132,331	114,567	465,129	408,018
Interest income from contractual arrangements	53	30	122	97
Insurance recoverables and other income	14,129	295	16,048	6,533
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	121,627	90,016	402,317	337,291
General and administrative expenses	9,685	11,971	34,375	37,331
Acquisition and integration expense	2,847	—	6,571	—
Depreciation	1,820	1,333	6,890	5,814
Amortization	2,757	869	7,835	3,502
Goodwill impairment	(2,484)	—	21,981	—
Total operating costs and expenses	136,252	104,189	479,969	383,938
Operating income	10,261	10,703	1,330	30,710
Interest income	514	—	840	—
Interest expense	(1,145)	(9)	(2,707)	(134)
Income (loss) from operations before taxes	9,630	10,694	(537)	30,576
Income tax (provision) benefit	(3,688)	(3,936)	670	(11,180)
Net income	5,942	6,758	133	19,396
Net (income) loss applicable to noncontrolling interest	(33)	5	(92)	19
Net income applicable to TRC Companies, Inc.	$5,909	$6,763	$41	$19,415

Basic earnings per common share	$0.19	$0.22	$0.00	$0.64
Diluted earnings per common share	$0.19	$0.22	$0.00	$0.63

Weighted-average common shares outstanding:
Basic	31,074	30,457	30,936	30,291
Diluted	31,424	31,232	31,359	30,724

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,804	$37,296
Restricted cash	71	122
Accounts receivable, less allowance for doubtful accounts	149,280	138,346
Insurance recoverable - environmental remediation	49,934	40,927
Restricted investments	5,959	6,701
Income taxes refundable	75	412
Prepaid expenses and other current assets	24,122	10,499
Total current assets	248,245	234,303

Property and equipment	74,053	64,594
Less accumulated depreciation and amortization	(51,593)	(50,885)
Property and equipment, net	22,460	13,709
Goodwill	75,337	37,024
Intangible assets, net	45,969	9,304
Deferred income tax assets	26,239	18,924
Long-term restricted investments	18,420	18,385
Long-term prepaid insurance	23,425	25,929
Other assets	18,383	5,303
Total assets	$478,478	$362,881
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$18,339	$50
Current portion of capital lease obligations	—	166
Accounts payable	29,311	31,999
Accrued compensation and benefits	48,485	47,233
Deferred revenue	15,363	10,612
Environmental remediation liabilities	8,654	8,695
Income taxes payable	265	3,271
Other accrued liabilities	58,026	42,170
Total current liabilities	178,443	144,196
Non-current liabilities:
Long-term debt, net of current portion	79,243	55
Long-term income taxes payable	2,204	1,647
Deferred revenue	65,340	68,579
Environmental remediation liabilities	433	489
Total liabilities	325,663	214,966
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 31,087,084 and 31,083,602 shares issued and outstanding, respectively, at June 30, 2016, and 30,485,510 and 30,482,028 shares issued and outstanding, respectively, at June 30, 2015	3,109	3,049
Additional paid-in capital	195,156	191,321
Accumulated deficit	(45,898)	(45,939)
Accumulated other comprehensive loss	(71)	(88)
Treasury stock, at cost	(33)	(33)
Total stockholders' equity applicable to TRC Companies, Inc.	152,263	148,310
Noncontrolling interest	552	(395)
Total equity	152,815	147,915
Total liabilities and equity	$478,478	$362,881

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995